PRESSRELEASE

www.caldive.com

Cal Dive International, Inc. · 400 N. Sam Houston Parkway E., Suite 400 · Houston, TX 77060-3500 · 281-618-0400 · fax: 281-618-0505
For Immediate Release	05-008
Contact: Wade Pursell
Date: March 30, 2005	Title: Chief Financial Officer

Cal Dive International, Inc. Closes
$300 Million Convertible Senior Notes Offering

HOUSTON, TX - Cal Dive International, Inc. (Nasdaq: CDIS) announced the closing today of its offering of $300 million aggregate principal amount of its Convertible Senior Notes due 2025 in a private, unregistered offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The notes will bear interest at a rate of 3.25% per year. During certain periods and subject to certain conditions, the notes will be convertible by holders into shares of Cal Dive’s common stock at an initial conversion rate of 15.5600 shares of common stock per $1,000 principal amount of notes which is equivalent to an initial conversion price of approximately $64.27 per share of common stock, subject to adjustment. Upon conversion of the notes, Cal Dive will deliver cash of up to $1,000 per $1,000 aggregate principal amount of notes and shares in respect of the remainder of the conversion obligation, if any.

Cal Dive intends to use the net proceeds of the offering for general corporate purposes including: a contribution to its 50/50 joint venture Deepwater Gateway L.L.C. relating to early retirement of debt, identifiable capital expenditures and potential acquisitions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.